Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:

Greg Burns	John Griek
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Closes Acquisition of SquareTrade

NORTHBROOK, Ill., Jan. 4, 2017 – The Allstate Corporation (NYSE: ALL) today announced that it has obtained all required regulatory approvals and closed its acquisition of SquareTrade, a consumer protection plan provider that distributes through many of America’s major retailers.

“The addition of SquareTrade to the Allstate family of companies supports our customer-focused strategy and lives into Our Shared Purpose to protect people from life’s uncertainties,” said Tom Wilson, chairman and chief executive officer of Allstate. “As a rapidly growing consumer protection plan provider that distributes through many of America’s major retailers, SquareTrade broadens our protection product portfolio and expands our customer relationships. SquareTrade will become even stronger as part of Allstate, enabling it to serve additional retailers and expand its product offering and market reach.”

About Allstate

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Now celebrating its 85th anniversary as an insurer, Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America. Financial information, including material announcements about The Allstate Corporation and historical information about SquareTrade, is posted on www.allstateinvestors.com.

About SquareTrade

SquareTrade is a highly rated protection plan provider trusted by millions of customers for its fast and efficient service. SquareTrade protects mobile devices, laptops and tablets, and other consumer electronics and appliances from malfunctions, accidental damage and life’s frequent mishaps. SquareTrade is headquartered in San Francisco and London. For more information, go to www.squaretrade.com.

Forward-Looking Statements

This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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